Highpower International, Inc.

FOR IMMEDIATE RELEASE

Highpower International, Inc. Reports Fourth Quarter and Full Year 2012 Financial Results

Strong gross margin improvement; achieved full year profitability

New York, USA & Shenzhen, China – March 21, 2013 – Highpower International, Inc. (NasdaqGM: HPJ), a developer, manufacturer and marketer of nickel-metal hydride (Ni-MH) and lithium rechargeable batteries and battery solutions, today announced financial results for the fourth quarter and year-ended December 31, 2012.

Fiscal Year 2012 Highlights

•	Net sales of $112.6 million for fiscal year 2012, an increase of 2% over fiscal year 2011 sales of $110.6 million
•	Continued strong performance in Lithium battery segment - lithium battery net sales up 67% in fiscal year 2012 over fiscal year 2011; total lithium battery pieces sold increased 48%; and a 74% increase in volume per ampere hour
•	Gross margins of 21% in fiscal year 2012, compared to 16% in fiscal year 2011, a 500 basis point improvement
•	Achieved full-year profitability; EPS attributable to Highpower International of $0.13 for fiscal year 2012, compared with a loss of ($0.18) in fiscal year 2011

Management Commentary

“We are pleased with our return to full year profitability in 2012 while we continued to make important investments to advance our position in the rechargeable battery industry,” said Mr. George Pan, Chairman and Chief Executive Officer of Highpower International. “During the past year, we continued to shift into higher margin lithium batteries, which has proven to be a very successful strategy with another year of 67% sales growth in this segment. We believe lithium and higher capacity batteries will continue to be a sustainable long-term growth driver for Highpower as we capitalize on robust end-market demand for mobile phones, tablets, energy storage and small-sized transportation vehicles.”

“We believe 2013 will be a pivotal year for Highpower and have never felt more excited about our business. There are a number of important catalysts coming to fruition in the latter half of the year, which include the build out of our new battery and e-waste recycling business as well as the ramp up of our new manufacturing facility in Huizhou, Guangdong Province, which is expected to become fully operational at the end of the 2013. This will position us to better meet future demand in the years ahead,” concluded Mr. Pan.

Highpower International, Inc.

Mr. Henry Sun, Chief Financial Officer of Highpower International, added, “We are delighted that Highpower returned to profitability in 2012 despite some softness in world economies and our ongoing investments in our business. In 2013, we expect continued strong growth in our lithium battery business and stable performance in our Ni-MH segment. While we will continue to make capital investments in 2013 for manufacturing equipment at our new facility in Huizhou and our recycling facility in Ganzhou, we believe that we will be able to remain profitable for the year, while at the same time positioning us for increased profitability and growth in 2014 and beyond.”

Fourth Quarter 2012 Financial Results

Net sales for the fourth quarter ended December 31, 2012 totaled $30.8 million, a year-over-year increase of 19% compared with $25.9 million for the fourth quarter ended December 31, 2011. The increase in sales for the fourth quarter of 2012 was primarily due to a 74% year-over-year sales increase in our lithium battery segment, which was offset with a slight decline in Ni-MH battery sales.

Fourth quarter 2012 gross profit increased to $6.4 million, as compared with $5.1 million for the fourth quarter of 2011. Gross profit margin was 21% for the fourth quarter 2012, as compared with 20% for the fourth quarter of 2011. The year-over-year increase in gross profit margin for the fourth quarter of 2012 was primarily due to higher sales volumes, lower commodity costs, and a greater percentage of higher-end battery products.

R&D spending was $1.3 million for the fourth quarter of 2012, as compared with $0.9 million for the comparable period in 2011, due to the increase in our workforce to expand our research and development and management functions.

General and administrative expenses, including non-cash stock-based compensation, were $3.2 million for the fourth quarter of 2012, as compared to $3.3 million for the fourth quarter of 2011.

Income from operations for the fourth quarter of 2012 was $0.8 million, as compared with loss from operations of $1.6 million for the fourth quarter of 2011.

Net income attributable to Highpower International for the fourth quarter of 2012 was $0.6 million, or $0.04 per diluted share, based on 13.6 million weighted average shares outstanding. This compares with fourth quarter 2011 net loss of ($1.9) million, or ($0.14) per diluted share, based on 13.6 million weighted average shares outstanding.

Full Year 2012 Financial Results

Net sales for the year ended December 31, 2012 totaled $112.6 million, a year-over-year increase of 2% compared with $110.6 million for the year ended December 31, 2011. The year-over-year increase was primarily due to a $15.2 million increase in net sales of lithium batteries and a $1.3 million increase in net sales of Ni-MH batteries, which was partly offset by a $14.5 million decrease in revenues from the Materials business as we shift away from materials trading to preparing for a materials processing and recycling platform.

Highpower International, Inc.

Gross profit for 2012 increased to $23.7 million, as compared with $17.7 million for 2011. Gross profit margin was 21% for 2012, as compared with 16% for 2011. The higher gross profit margins in 2012 were primarily due to lower raw material costs and less revenue from the lower margin Materials business.

R&D spending was $4.6 million for 2012, as compared with $3.2 million for 2011, due to the increase in our workforce to expand our research and development and management functions. Selling and distribution costs were $5.3 million for 2012, as compared with $4.5 million for 2011, reflecting increased investment in sales and marketing, including participation in industry trade shows and expanded international sales efforts.

General and administrative expenses, including stock-based compensation, were $11.5 million for 2012, as compared to $9.7 million for 2011. The increase was primarily due to a $1.6 million increase in the provision for bad debt expenses for the year ended December 31, 2012.

Income from operations for 2012 was $2.8 million, as compared with loss from operations of $2.2 million for 2011.

Net income attributable to Highpower International for the year-ended December 31, 2012 was $1.7 million, or $0.13 per diluted share, based on 13.6 million weighted average shares outstanding. This compares with 2011 net loss attributable to Highpower International of $2.5 million, or ($0.18) per diluted share, based on 13.6 million weighted average shares outstanding.

Balance Sheet

At December 31, 2012, Highpower International had cash, cash equivalents and restricted cash totaling $34.3 million, total assets of $120.4 million, and stockholders’ equity of $31.2 million. Total debt was $54.6 million at December 31, 2012. Bank credit facilities totaled $69.2 million, of which $34.7 million was available at the end of the year.

Outlook

Based on our current expectations for global demand for the rechargeable battery market in 2013 and our continued shift toward mobile power sources, higher-value energy storage systems and transportation products, we expect revenues to grow between 15% to 20% over 2012 revenue levels. We expect to remain profitable for the full year in 2013.

Conference Call and Webcast

The Company will host a conference call today at 7:00 a.m. Pacific time/10:00 a.m. Eastern time to discuss these results and answer questions.

Highpower International, Inc.

Individuals interested in participating in the conference call may do so by dialing 877-941-8609 from the U.S. or 480-629-9645 from outside the U.S. and referencing the reservation code 4608669. Those interested in listening to the conference call live via the Internet may do so by visiting the Investor Relations section of the Company's Web site at www.highpowertech.com or www.InvestorCalendar.com.

About Highpower International, Inc.

Highpower International was founded in 2001 and produces high-quality Nickel-Metal Hydride (Ni-MH) and lithium-based rechargeable batteries used in a wide range of applications such as mobile devices, computer tablets, electric bikes, energy storage systems, power tools, medical equipment, digital and electronic devices, personal care products, and lighting, etc. With over 3,000 employees and advanced manufacturing facilities located in Shenzhen and Huizhou of China, Highpower is committed to clean technology, not only in the products it makes, but also in the processes of production. The majority of Highpower International's products are distributed to worldwide markets mainly in the United States, Europe, China and Southeast Asia.

Forward-Looking Statements

This press release contains "forward-looking statements" within the meaning of the “safe-harbor” provisions of the Private Securities Litigation Reform Act of 1995 that are not historical facts. These statements  can be identified by the use of forward-looking terminology such as “believe,” “expect,” “may,” “will,” “should,” “project,” “plan,” “seek,” “intend,” or “anticipate” or the negative thereof or comparable terminology, and include discussions of strategy, and statements about industry trends and the Company's future performance, operations and products. Such statements involve known and unknown risks, uncertainties and other factors that could cause the Company's actual results to differ materially from the results expressed or implied by such statements. Such risks and uncertainties include, without limitation, the current economic downturn and uncertainty in the European economy adversely affecting demand for the Company’s products; fluctuations in the cost of raw materials; the Company’s dependence on, or inability to attract additional, major customers for a significant portion of its net sales; the Company’s ability to increase manufacturing capabilities to satisfy orders from new customers; the Company’s ability to complete the construction of its new facilities within the time frames and cost estimates currently anticipated; the Company’s ability to maintain increased margins; changes in the laws of the People’s Republic of China that affect the Company’s operations; the devaluation of the U.S. Dollar relative to the Renminbi; the Company’s dependence on the growth in demand for portable electronic devices and the success of manufacturers of the end applications that use the Company’s battery products; the Company’s responsiveness to competitive market conditions; the Company’s ability to successfully manufacture its battery products in the time frame and amounts expected; the Company’s ability to successfully develop products for and penetrate the electric transportation market; the Company’s ability to continue R&D development to keep up with technological changes; changes in foreign, political, social, business and economic conditions that affect the Company’s production capabilities or demand for our products; and various other matters, many of which are beyond the Company’s control.

Highpower International, Inc.

For a more detailed discussion of these and other risks and uncertainties see "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Company's public filings, including the Company’s Form 10-K for the fiscal year ended December 31, 2011, its Form 10-Q reports for the quarters ended March 31, 2012, June 30, 2012 and September 30, 2012 filed with the SEC and its Form 10-K report for the year ended December 31, 2012 to be filed with the SEC.  Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, there can be no assurance that such expectations will prove to be correct. Any forward-looking statement made by the Company in this press release is based only on information currently available to the Company and speaks only as of the date on which it is made. The Company has no obligation to update the forward-looking information contained in this press release.

Financial Profiles, Inc.

Tricia Ross

+1-916-939-7285

HPJ@finprofiles.com

– financial tables to follow –

Highpower International, Inc.

HIGHPOWER INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

(Stated in US Dollars)

	For the three months ended December 31,		For the year ended December 31,
	2012	2011	2012	2011

Net sales	30,800,194	25,850,327	112,648,705	110,600,477
Cost of sales	(24,384,461)	(20,747,722)	(88,942,281)	(92,852,899)

Gross profit	6,415,733	5,102,605	23,706,424	17,747,578
Research and development expenses	(1,345,764)	(937,273)	(4,611,054)	(3,239,436)
Selling and distribution expenses	(1,442,921)	(797,245)	(5,347,692)	(4,451,548)
General and administrative expenses, including stock-based compensation	(3,164,804)	(3,333,259)	(11,478,541)	(9,739,554)
Litigation expenses	-	(1,500,000)	-	(1,500,000)
Loss on exchange rate difference	(142,139)	(194,318)	(220,597)	(851,899)
Gain (loss) on derivative instruments	490,059	82,557	730,591	(54,229)
Equity loss in an associate	-	-	-	(108,346)
Total operation expenses	(5,605,569)	(5,179,538)	(20,927,293)	(19,945,012)

Income (loss) from operations	810,164	(1,576,933)	2,779,131	(2,197,434)

Other income	226,359	294.789	630,842	752,875
Interest expenses	(327,842)	(180,627)	(705,218)	(545,884)

Income (loss) before taxes	708,681	(1,462,771)	2,704,755	(1,990,443)
Income taxes expense	(189,126)	(394,461)	(1,132,340)	(463,556)

Net income (loss)	519,555	(1,857,232)	1,572,415	(2,453,999)

Less: net loss attributable to non-controlling interest	(46,207)	-	(144,607)	-
Net income (loss) attributable to the Company	565,762	(1,857,232)	1,717,022	(2,453,999)

Comprehensive income
Net income (loss)	519,555	(1,857,232)	1,572,415	(2,453,999)
Foreign currency translation gain	307,049	751,829	532,918	1,972,214
Comprehensive income (loss)	826,604	(1,105,403)	2,105,333	(481,785)

Less: comprehensive loss attributable to non-controlling interest	(39,922)	-	(146,932)	-
Comprehensive income (loss) attributable to the Company	866,526	(1,105,403)	2,252,265	(481,785)

Earnings (loss) per share of common stock attributable to the Company
- Basic and diluted	0.04	(0.14)	0.13	(0.18)

Weighted average common shares outstanding
- Basic and diluted	13,582,106	13,582,106	13,582,106	13,582,106

Highpower International, Inc.

HIGHPOWER INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Stated in US Dollars)

	December 31,	December 31,
	2012	2011
ASSETS
Current Assets:
Cash and cash equivalents	6,627,334	5,175,623
Restricted cash	27,695,569	12,708,999
Accounts receivable, net	25,323,899	21,129,418
Notes receivable	392,242	515,107
Prepayments	3,223,795	4,251,723
Other receivables	802,907	1,041,614
Inventories	16,719,807	13,512,942

Total Current Assets	80,785,553	58,335,426

Property, plant and equipment, net	33,462,369	25,462,656
Land use right, net	4,423,348	3,132,965
Intangible asset, net	700,000	750,000
Deferred tax assets	762,954	857,209
Foreign currency derivatives assets	255,508	15,653

TOTAL ASSETS	120,389,732	88,553,909

LIABILITIES AND STOCKHOLDERS’ EQUITY

LIABILITIES
Current Liabilities:
Accounts payable	27,509,195	22,153,822
Deferred revenue	661,178	-
Short-term bank loan	20,478,604	9,545,383
Notes payable	26,397,200	17,909,843
Letter of credit	-	2,880,000
Other payables and accrued liabilities	4,485,918	6,941,063
Income taxes payable	1,180,469	411,536
Current portion of long-term loan	1,925,762	-

Total Current Liabilities	82,638,326	59,841,647

Long-term bank loan	5,777,286	-

TOTAL LIABILITIES	88,415,612	59,841,647

COMMITMENTS AND CONTINGENCIES

Highpower International, Inc.

HIGHPOWER INTERNATIONAL, INC AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS (CONTINUED)

(Stated in US Dollars)

	December 31,	December 31,
	2012	2011
EQUITY
Stockholder’s equity Preferred stock
(Par value: $0.0001, authorized: 10,000,000 shares, Issued and outstanding: none)	-	-

Common stock
(Par value: $0.0001, authorized: 100,000,000 shares, 13,582,106 shares issued and outstanding at December 31, 2012 and 2011)	1,358	1,358
Additional paid-in capital	6,035,230	5,831,237
Statutory and other reserves	2,790,484	2,726,390
Retained earnings	17,291,584	15,638,656
Accumulated other comprehensive income	5,049,864	4,514,621

Total Equity for the Company’s Stockholders	31,168,520	28,712,262

Non-controlling interest	805,600	-

TOTAL EQUTIY	31,974,120	28,712,262

TOTAL LIABILITIES AND EQUITY	120,389,732	88,553,909

Highpower International, Inc.

HIGHPOWER INTERNATIONAL, INC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Stated in US Dollars)

	For the year ended December 31,
	2012	2011
Cash flows from operating activities
Net income (loss)	1,572,415	(2,453,999)
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	2,090,403	1,848,824
Allowance for doubtful accounts	1,744,655	387,734
Loss on disposal of property, plant and equipment	71,473	24,279
Equity loss in an associate	-	108,346
Loss on derivative instruments	(236,709)	54,229
Deferred income tax	102,614	(27,532)
Share based payment	203,993	650,919
Changes in operating assets and liabilities:
Accounts receivable	(5,650,965)	179,538
Notes receivable	127,414	(241,465)
Prepayments	1,063,693	(1,936,925)
Other receivables	248,026	(225,015)
Inventories	(3,020,127)	1,380,674
Accounts payable	6,624,896	3,107,868
Deferred revenue	653,015
Other payables and accrued liabilities	(2,503,482)	1,630,890
Income taxes payable	754,589	(793,633)
Net cash flows provided by operating activities	3,845,903	3,694,732

Cash flows from investing activities
Acquisition of property, plant and equipment	(11,646,583)	(7,674,215)
Acquisition of land use right	(1,327,754)	-
Net cash flows used in investing activities	(12,974,337)	(7,674,215)

Cash flows from financing activities
Proceeds from bank borrowings	14,627,171	13,936,095
Repayment of bank borrowings	(3,776,533)	(16,186,300)
Proceeds from notes payable	46,359,978	36,655,387
Repayment of notes payable	(38,188,330)	(29,407,905)
Proceeds from letter credit	-	11,403,244
Repayment of letter credit	(2,880,000)	(9,916,133)
Proceeds from long term bank loans	7,924,935	-
Repayment of long term bank loans	(316,997)	-
Proceeds from non-controlling interest	950,992	-
Increase in restricted cash	(14,696,735)	(6,279,671)
Net cash flows provided by financing activities	10,004,481	204,717
Effect of foreign currency translation on cash and cash equivalents	575,664	459,760
Net increase (decrease) in cash and cash equivalents	1,451,711	(3,315,006)
Cash and cash equivalents - beginning of year	5,175,623	8,490,629
Cash and cash equivalents - end of year	6,627,334	5,175,623